As filed with the Securities and Exchange Commission on October 26, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)

Republic Services, Inc.

2018 Employee Stock Purchase Plan

(Full title of the plan)

Catharine D. Ellingsen, Esq.

Executive Vice President, Chief Legal Officer,

Chief Ethics and Compliance

Officer and Corporate Secretary

18500 North Allied Way

Phoenix, Arizona 85054

(480) 627-2700

(Name and address of agent for service)

Copy to:

Kerry S. Burke

Covington & Burling LLP

One CityCenter, 850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,710,077	$70.76	$191,751,498.14	$23,240.28

(1)

Relates to common stock to be issued pursuant to the Republic Services, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of common stock that may hereafter become issuable as a result of the adjustment provisions of the 2018 ESPP.

(2)

The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and is based on the average of the high and low sales prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on October 23, 2018.

EXPLANATORY NOTE

On May 11, 2018, at the 2018 Annual Meeting of Shareholders of Republic Services, Inc., a Delaware corporation (“Republic” or the “Registrant”), Republic’s shareholders approved the Republic Services, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”), which was adopted by Republic’s Board of Directors (the “Board”) as an amendment and restatement of the Republic Services, Inc. 2009 Employee Stock Purchase Plan (the “2009 ESPP”). The 2018 ESPP provides, among other things, that 3,000,000 shares of Republic common stock, par value $0.01 per share (“Common Stock”), may be issued under the 2018 ESPP, which includes shares that were previously authorized for issuance under the 2009 ESPP and have not been awarded and remained unissued as of July 2, 2018 (the “Unissued ESPP Shares”), the date the 2018 ESPP became effective.

The offering of the Unissued ESPP Shares was previously registered on Republic’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2009 (File No. 333-159779) (the “Prior Registration Statement”). This Registration Statement on Form S-8 is filed by Republic to register an additional 2,710,077 shares of Republic Common Stock, authorized for issuance under the 2018 ESPP. Accordingly, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except that the provisions contained in Part II of the Prior Registration Statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Republic with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 9, 2018;

(b) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 29, 2018;

(c) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the Commission on May 3, 2018, July 27, 2018, and October 26, 2018, respectively;

(d) The Registrant’s Current Reports on Form 8-K or Form 8-K/A, as applicable (other than portions thereof furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K), filed with the Commission on February 9, 2018, May 11, 2018, May 14, 2018, June 11, 2018, July 17, 2018, July 26, 2018, and October 1, 2018; and

(e) The Registrant’s description of its Common Stock contained in its Registration Statement on Form S-3 filed with the Commission on February 17, 2017 (File No. 333-216111), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 5. Interest of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the 2018 ESPP is given by Catharine D. Ellingsen, Executive Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer, and Corporate Secretary of the Registrant. Ms. Ellingsen owns shares of Republic Common Stock.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to Republic’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws.

The Certificate provides that Republic shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a Republic director or officer or was serving at Republic’s request as a director, officer, employee or agent of another enterprise, against all expense (including attorney’s fees), loss or liability reasonably incurred or suffered in connection therewith. The Certificate provides that a person entitled to indemnification under the Certificate shall be paid expenses incurred in defending any proceeding in advance of its final disposition upon Republic’s receipt of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to Republic or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to Republic or its shareholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

Republic may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Republic or another corporation, partnership, joint venture, trust or other enterprise. Under an insurance policy maintained by Republic, the directors and officers of Republic are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 1998).

4.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-81801, filed with the Commission on June 29, 1999).

4.3*	Amended and Restated Bylaws of Republic Services, Inc. (incorporated by reference to Exhibit 3.3 to Republic’s Current Report on Form 8-K filed with the Commission on May 9, 2016).

5.1	Opinion of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to Registration Statement).

99.1*	Republic Services, Inc. 2018 Employee Stock Purchase Plan (incorporated by reference to Annex A of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 29, 2018).

*	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on October 26, 2018.

REPUBLIC SERVICES, INC.

By:	/s/ Catharine D. Ellingsen
Catharine D. Ellingsen Executive Vice President and Chief Legal Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Donald W. Slager, Charles F. Serianni and Catharine D. Ellingsen and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on October 26, 2018.

Signature	Title

/s/ Donald W. Slager Donald W. Slager	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Charles F. Serianni Charles F. Serianni	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brian A. Goebel Brian A. Goebel	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Manuel Kadre Manuel Kadre	Chairman of the Board of Directors

/s/ Tomago Collins Tomago Collins	Director

/s/ Thomas W. Handley Thomas W. Handley	Director

/s/ Jennifer M. Kirk Jennifer M. Kirk	Director

/s/ Michael Larson Michael Larson	Director

/s/ Kim S. Pegula Kim S. Pegula	Director

/s/ Ramon A. Rodriguez Ramon A. Rodriguez	Director

/s/ James P. Snee James P. Snee	Director

/s/ John M. Trani John M. Trani	Director

/s/ Sandra M. Volpe Sandra M. Volpe	Director

/s/ Katharine Weymouth Katharine Weymouth	Director